Exhibit 10.1	Amendment

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”), dated as of November 20, 2008 is entered into by and between Hyperdynamics Corporation, a Delaware corporation (the “Company”), Enable Growth Partners LP (“Enable Growth”) and Enable Opportunity Partners LP (“Enable Opportunity”, and together with Enable Growth, the “Enable” or the “Holders”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms as set forth in the Purchase Agreements (as defined below).

WHEREAS, the Company and the Holders are parties to that certain Securities Purchase Agreement dated May 11, 2008 (the “May Purchase Agreement”) pursuant to which the Company issued to the Holders shares of Common Stock and warrants to purchase Common Stock (the “May Warrants”);

WHEREAS, the Company and Enable Growth are parties to that certain Securities Purchase Agreement dated August 29, 2008 (the “August Purchase Agreement” and together with the May Purchase Agreement, the “Purchase Agreements”) pursuant to which the Company issued to Enable Growth a 10% Convertible Debenture, due September 12, 2012 in the original aggregate principal amount equal to $5,000,000 (the “Debenture”) and warrants to purchase Common Stock (the “September Warrants” and together with the May Warrants, the “Warrants”); and

WHEREAS, the Company has requested that the Holders agree to amendments under the Transaction Documents, and the Holders have agreed to such request, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

10.           Adjustment to Conversion Price of Debenture.  The Conversion Price of the Debenture shall be reduced to be equal to $1.65 per share, subject to further adjustment as set forth in the Debenture. As such, Section 4(b) of the Debenture is hereby deleted in its entirety and replaced with the following: “Conversion Price.  The conversion price in effect on any Conversion Date shall be equal to $1.65, subject to adjustment herein (the “Conversion Price”).”

11.           Adjustment to Exercise Price of Warrants.  The Exercise Price of the Warrants shall be amended as follows:

.1           The May Warrant shall be reduced to equal $2.00 per share, subject to further adjustment as set forth in the Warrants. As such, Section 2(b) of the Warrants is hereby deleted in its entirety and replaced with the following: “Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $2.00, subject to adjustment hereunder (the “Exercise Price”).”

.2           The Series A September Warrants shall be reduced to equal $2.25 per share, subject to further adjustment as set forth in the Warrants. As such, Section 2(b) of the Warrants is hereby deleted in its entirety and replaced with the following: “Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $2.25, subject to adjustment hereunder (the “Exercise Price”).”

.3           The Series B September Warrants shall be reduced to equal $2.50 per share, subject to further adjustment as set forth in the Warrants. As such, Section 2(b) of the Warrants is hereby deleted in its entirety and replaced with the following: “Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $2.50, subject to adjustment hereunder (the “Exercise Price”).”

12.           Issuance of Shares of Common Stock; Limitation on Conversions of the Debenture; Shareholder Approval.

.4           Conversion of Debenture.  Pursuant to this Agreement, Enable Growth hereby elects to convert $3,254,166.30 principal amount of Debentures (this Agreement shall be deemed delivered in lieu of a Notice of Conversion) resulting in the issuance of 1,972,222 shares of Common Stock to Enable Growth.  On the Trading Day immediately following the date hereof, the Company shall deliver to Enable Growth 1,972,222 shares of Common Stock electronically to the DTC account of Enable Growth as set forth on the signature pages hereto.  As a result of the conversion into 1,972,222 shares pursuant hereto, the Company shall have a Voluntary Conversion Make-Whole Interest Payment immediately due and payable in the amount of $1,301,666.50, which amount shall be treated as an Accreted Payment pursuant to paragraph 4 hereunder resulting in a principal amount outstanding pursuant to the Debenture immediately following the consummation of this Agreement of $2,485,000.20.  The terms and conditions of the conversion shall otherwise be governed by the terms and conditions of the Debenture.

.5           Limitation on Conversions.

1.
From the date hereof until the earlier of January 12, 2009 or such time that the trading price of the Common Stock on the Trading Market exceeds $2 per share (subject to adjustment for reverse and forward stock splits and the like) (“Limitation Period”), except for the conversion pursuant to paragraph 5(a), Enable Growth shall not convert more than $45,833.70 principal amount of the Debentures, in the aggregate during such period.  So long as this restriction is in effect, the Equity Conditions shall not be deemed to have been met by the Company.

2.
During the Limitation Period, Enable hereby agrees that it shall not sell shares of Common Stock on the Trading Market in an amount greater than 50% of the daily trading volume for the applicable Trading Day.

.6           Obligation to List Additional Shares.  Section 4.11 of the Purchase Agreement shall be deleted in its entirety and replaced with the following obligation of the Company:

“The Company hereby agrees to use best efforts to maintain the listing and quotation of the Common Stock on a Trading Market, and as soon as reasonably practicable following the date hereof (but not later than the fifth business day following the date hereof) to list or quote all of the Underlying Shares, but in no event less than 1,100,000 shares underlying the Debentures on such Trading Market in addition to the shares already listed or quoted prior to the date hereof.  The Company further agrees, as soon as reasonably practicable following the date hereof (but not later than the fifth business day following the date hereof), to amend the listing application previously filed with the Trading Market to reallocate 888,888 shares of Common Stock previously allocated for the payment of interest with the listing on the Trading Market to be allocated for the payment of principal of the Debentures. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Underlying Shares, and will take such other action as is necessary to cause all of the Underlying Shares to be listed or quoted on such other Trading Market as promptly as possible.  The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.  Notwithstanding the removal hereunder of the Company’s affirmative obligation to seek Shareholder Approval, the Company acknowledges and agrees that all conditions, terms and restrictions set forth in the Transaction Documents that require Shareholder Approval remain in full force and effect and are not waived by the removal of such provision.  Additionally, the Company acknowledges and agrees that the failure to obtain Shareholder Approval could result in the Company having to fulfill its obligations by the payment of cash rather than the issuance of shares of Common Stock.”

13.           Payment-in-Kind of Interest and Voluntary Conversion Make-Whole Interest Payments.  In addition to any other rights of payment the Company may have under the Debenture, the Company may, at the Company’s option, accrete interest payments and Voluntary Conversion Make-Whole Interest Payments to the outstanding principal amount of the Debenture (the “Accreted Payments”) which Accreted Payments shall proportionally and equally increase all remaining Monthly Redemption Amounts; provided, however, any Accreted Payments shall accrue only ordinary interest of 10% per annum and, upon conversion or redemption of such Accreted Payments, shall not be subject to any further make-whole interest payable due pursuant to the Debenture.  In order for the Company to Exercise its right to accrete payments hereunder, as to any ordinary interest payments, the Company must give at least 20 Trading Days’ prior written notice to the applicable Interest Payment Date to Enable Growth and as to any Voluntary Conversion Make-Whole Interest Payments, the Company must have notified Enable Growth prior to a Notice of Conversion being delivered to the Company that any Voluntary Conversion Make-Whole Interest Payments shall thereafter be accreted to principal.  Any notices to accrete shall be irrevocable absent 25 Trading Days’ prior notice that such payments shall not longer be accreted.  As to any Accreted Payments relating to ordinary interest, the Company must include in the applicable notice an amended Conversion Schedule showing the increase in principal as well as a calculation of the new Monthly Redemption Amount, which schedule shall be duly certified and executed by the Company’s Chief Financial Officer.  As to any Accreted Payments relating to a conversion by the Holder thereof, such Conversion Schedule, duly certified and executed, shall be delivered within 3 Trading Days of receipt by the Company of the Notice of Conversion.  Any failure to strictly comply with the terms hereunder or the Debenture shall result in an immediate termination of the Company Right to pay in Accreted Payments.  The Company’s rights under this paragraph 4 are conditioned upon compliance with all applicable laws, rules and regulations, including but not limited to the Trust Indenture Act of 1939, and that the shares of Common Stock underling any Accreted Payments are at all times unrestricted, free trading and issued without legends of any kind.  If, upon the advice of legal counsel to Enable Growth, the Accreted Payments are believed (the “Belief”) to violate any law, rule or regulation, including but not limited to the Trust Indenture Act of 1939, then Enable shall so advise the Company and within 10 Trading Days thereafter, Enable Growth and the Company shall commence and complete a discussion (the “Discussion”) to discuss the Belief.  In the event the Discussion does not satisfy Enable Growth’s Belief, in the sole discretion of Enable Growth, then the rights of the Company hereunder shall terminate immediately and any Accreted Payments then outstanding shall be paid in cash to Enable Growth within 10 Trading Days that demand for such payment is made in writing by Enable Growth. The Company hereby elects that the interest payment due to Enable Growth on January 1, 2009 shall be treated as an Accreted Payment pursuant to the terms and conditions of this paragraph 4 resulting in a principal amount outstanding pursuant to the Debenture immediately following January 1, 2009 to increase by the amount of such interest payment.

14.           Prepayment of Debenture.  During the Limitation Period, the Company may exercise the Optional Redemption pursuant to Section 6(a) of the Debenture provided that, during such period only and provided such conditions are met, (a) the Optional Redemption Amount shall be equal to the sum of (i) 110% of the then outstanding principal amount of the Debenture, including any Accreted Payments accreted on the date such payment is made, (ii) accrued but unpaid interest and (iii) all liquidated damages and other amounts due in respect of the Debentures and (b) the Optional Redemption Period shall be 3 Trading Days.  To clarify, other than the Accreted Payments, which shall be due and payable, the Optional Redemption Make-whole Interest Amount shall not be payable if the Optional Redemption is exercised pursuant to this paragraph 5.   Enable Growth hereby agrees that it shall not exercise its right to convert the Debenture pursuant to Section 4 during the Optional Redemption Period; provided, however, any Notices of Conversion delivered prior to such Optional Redemption Period shall be promptly honored by the Company prior to the applicable Optional Redemption Date.  Any failure to strictly comply with the terms hereunder or under the Debenture, including the Company’s obligations to duly and timely honor all Notices of Conversion delivered prior to such 3rd Trading Day prior to the Optional Redemption Date and obligation to pay the Option Redemption Amount on the 3rd Trading Day following the Optional Redemption Notice Date, shall result in the immediate termination of this paragraph 5 which shall be deemed null and void and no longer of any force or effect, ab initio.

15.           Incurable Events of Default.  Any failure of the Company to strictly comply with its obligations hereunder shall be deemed an Event of Default without any opportunity to cure by the Company.

16.           Preliminary Injunction. Within one Trading Day after the date hereof, the Company shall have withdrawn any and all requests for a preliminary injunction and any other litigious filings which the Company previously filed against Enable or Enable Growth.  The Company has no intention to, or knowledge of any facts or circumstances that could lead it to reasonably believe that it will, undertake any action against Enable or Enable Growth for the foreseeable future and fully intends to comply in all respects with the terms and conditions of this Agreement and the Transaction Documents.

17.           Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth below to the Holders as of the date of its execution of this Agreement:

Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith other than in connection with the Required Approvals.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby or thereby to which it is a party do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

Equal Consideration.  No consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

Survival and Bring Down.  All of the Company’s representations and warranties contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  The Company expressly reaffirms that each of the representations and warranties set forth in the Purchase Agreement, continues to be true, accurate and complete in all material respects as of the date hereof (except for any representation and warranty made as of a certain date, in which case such representation and warranty shall be true, accurate and complete as of such date), and the Company hereby remake and incorporate herein by reference each such representation and warranty as though made on the date of this Agreement.

18.           Representations and Warranties of the Holders.  Each Holder hereby makes the representation and warranty set forth below to the Company as of the date of its execution of this Agreement. Such Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

19.           Public Disclosure.  On or before 9:30 am (NY time) on the second business day following the date hereof, the Company shall file a Current Report on Form 8-K or Form 10-Q, reasonably acceptable to the Holders disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto. The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

20.           Effect on Transaction Documents.  Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein, including, but not limited to, any other obligations the Company may have to the Holders under the Transaction Documents.  Notwithstanding the foregoing, this Agreement shall be deemed for all purposes as an amendment to any Transaction Document as required to serve the purposes hereof, and in the event of any conflict between the terms and provisions of any other Transaction Document, on the one hand, and the terms and provisions of this Agreement, on the other hand, the terms and provisions of this Agreement shall prevail.

21.           Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders.

22.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreements.

23.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

24.           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

25.           Fees and Expenses.  Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

26.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreements.

27.           Survival.  The representations and warranties contained herein shall survive the Closing and the delivery of the Securities for the applicable statute of limitations.

28.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

29.           Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. In addition, each and every reference to share prices in this Agreement shall be other subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and similar transactions of the Common Stock that occur after the date of this Agreement.

30.           Entire Agreement.  The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

31.           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof

32.           Independent Nature of Holders’ Obligations and Rights.  The obligations of each Holder hereunder are several and not joint with the obligations of any other Holders hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HYPERDYNAMICS CORPORATION

By:	/s/ Kent Watts
Name: Kent Watts
Title: President

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[HOLDER’S SIGNATURE PAGE TO HDY AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: Enable Growth Partners LP
Signature of Authorized Signatory of Holder: /s/ Brendan O’Neil
Name of Authorized Signatory: Brendan O’Neil
Title of Authorized Signatory: President & CIO

DTC Instructions:

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[HOLDER’S SIGNATURE PAGE TO HDY AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder: Enable Opportunity Partners LP
Signature of Authorized Signatory of Holder: /s/ Brendan O’Neil
Name of Authorized Signatory: Brendan O’Neil
Title of Authorized Signatory: President & CIO